Exhibit 10.2
EXCHANGE AND CALL RIGHTS AGREEMENT

This EXCHANGE AND CALL RIGHTS AGREEMENT made as of October 5, 2016 (the “Agreement”), among Paid Inc. (“Paid”), a corporation incorporated under the laws of the State of Delaware, 2534841 Ontario Inc. (“Callco”), a wholly-owned subsidiary of Paid and a corporation incorporated under the laws of the Province of Ontario, ShipTime Canada Inc. (“Amalco”), a wholly-owned subsidiary of Paid and a corporation incorporated under the laws of the Province of Ontario, and Amalco in its capacity as agent and bare trustee on behalf of the holders of Exchangeable Shares (as defined herein) listed on Schedule “A” annexed hereto.

WHEREAS, in connection with an amalgamation agreement dated as of September 1, 2016, by and among Paid, emergeIT Inc., Callco, and Exchangeco, (the “Amalgamation Agreement”), emergeIT Inc. and Exchangeco are to amalgamate and form Amalco, and Amalco is to issue exchangeable preferred shares (the “Exchangeable Shares”) to certain persons in exchange for their securities of emergeIT Inc.;

WHEREAS, holders of Exchangeable Shares will be entitled to require Amalco to redeem such Exchangeable Shares and upon such redemption the Exchangeable Shares shall be exchanged by Amalco the Exchangeable Preferred Share Consideration;

WHEREAS, Callco will be entitled in certain events to require the exchange of the Exchangeable Shares for the Exchangeable Preferred Share Consideration pursuant to a support agreement dated as of the date hereof among Paid, Callco and Amalco (the “Support Agreement”);

WHEREAS, the parties intend the Exchangeable Shares to be economically equivalent to the Paid US Common Stock and Paid US Preferred Stock and for each Exchangeable Share to be treated as 480 shares of Paid US Common Stock and 3,344 shares of Paid US Preferred Stock outstanding for United States federal income and corresponding state and local Tax purposes;

WHEREAS, pursuant to the Amalgamation Agreement, Paid, Callco and Amalco are required to execute an exchange and call rights agreement substantially in the form of this Agreement;

NOW THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Amalco. The following terms shall have the following meanings:

“Act” means the Business Corporations Act (Ontario), including the regulations promulgated thereunder, in either case as amended from time to time.

“Agreement” has the meaning ascribed thereto in the introductory paragraph.

“Amalco” has the meaning ascribed thereto in the introductory paragraph.

“Automatic Exchange Right” has the meaning ascribed thereto in Section 2.11(2).

“Callco” has the meaning ascribed thereto in the introductory paragraph.

“Amalgamation Agreement” has the meaning ascribed thereto in the recitals.

“Exchange Right” has the meaning ascribed thereto in Section 2.1.

“Exchangeable Shares” has the meaning ascribed thereto in the recitals.

“Exchangeco” has the meaning ascribed thereto in the introductory paragraph.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Insolvency Event” means (i) the institution by Amalco of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of Amalco to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or (ii) the filing by Amalco of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous Laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Amalco to contest in good faith any such proceedings within 30 days of becoming aware thereof, or the consent by Amalco to the filing of any such petition or to the appointment of a receiver, or (iii) the making by Amalco of a general assignment for the benefit of creditors, or the admission in writing by Amalco of its inability to pay its debts generally as they become due, or (iv) Amalco not being permitted, pursuant to solvency requirements of applicable Law and further to Section B8.1(d) of the Share Provisions, to redeem any Retracted Shares specified in a Retraction Request delivered to Amalco in accordance with Article B7 of the Share Provisions.

“Non-Affiliated Holders” mean the registered holders from time to time of Exchangeable Shares, other than members of the Paid Group.

“Officer’s Certificate” means, with respect to Paid, Callco or Amalco, as the case may be, a certificate signed by any one of the Chairman of the Board, the President, any Vice-President or any other executive officer of Paid, Callco or Amalco, as the case may be.

“Other Corporation” has the meaning ascribed thereto in Section 3.4(c).

“Other Shares” has the meaning ascribed thereto in Section 3.4(c).

“Paid” has the meaning ascribed thereto in the introductory paragraph.

“Paid Group” means, collectively, Paid and any subsidiary of Paid, whether now in existence or hereafter created or acquired, including without limitation Callco and Amalco.

“Paid Liquidation Event” has the meaning ascribed thereto in Section 2.11(1).

“Paid Liquidation Event Effective Date” has the meaning ascribed thereto in Section 2.11(3).

“Paid Successor” has the meaning ascribed thereto in Section 3.1.

“Paid US Common Stock” means one share of Common Stock in the capital stock of Paid, par value $0.0001.

“Paid US Preferred Stock” means one share of Preferred Stock in the capital stock of Paid, par value $0.0001.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles and sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an “Article” or “Section” refers to the specified Article or Section of this Agreement.

1.3	Number, Gender, etc.

In this Agreement, unless the context otherwise requires words importing the singular number include the plural and vice versa. Words importing any gender shall include all genders and words importing persons include individuals, corporations, partnerships, companies, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.4	Date for any Action

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in, and all payments provided for herein shall be made in United States dollars, and “$” or “US$” refers to United States dollars and “C$” refers to Canadian dollars.

1.6	Payments

All payments to be made hereunder will be made without interest and less any Tax required by Canadian or United States Tax Law to be deducted and withheld.

ARTICLE 2

EXCHANGE RIGHT, AUTOMATIC EXCHANGE RIGHT AND

PAID SUPPORT

2.1	Grant and Ownership of the Automatic Exchange Right and the Exchange Right

Callco hereby grants to each Non-Affiliated Holder the Automatic Exchange Right. Callco hereby grants to each Non-Affiliated Holder the right upon the occurrence and during the continuance of an Insolvency Event, to require Callco to purchase from such holder all or any part of the Exchangeable Shares held by such holder, all in accordance with the provisions of this Agreement and to the extent permitted by applicable law (the “Exchange Right”). Paid hereby ratifies, approves and confirms the grant by Callco of each of the Automatic Exchange Right and the Exchange Right. Paid and Callco each hereby acknowledge receipt from the Non-Affiliated Holders of good and valuable consideration (and the adequacy thereof) for the grant of the Automatic Exchange Right and the Exchange Right by Callco to the holders.

2.2	Restrictions On Transfer and Legended Share Certificates

Except as required or permitted under this Agreement, no holder of Exchangeable Shares may sell, transfer or otherwise dispose of their Exchangeable Shares unless, subject to applicable securities Laws in Canada and the United States, (i) such transaction is (in the case of a shareholder who is a natural person only) to a successor in interest as a result of their death; or (ii) in any other circumstance a transfer approved by the board of directors of each of Amalco and Paid. Amalco will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the holder thereof of the Automatic Exchange Right, the Exchange Right and of their right to exercise the Exchange Right in respect of the Exchangeable Shares held by such holder.

2.3	Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by each holder in respect of the Exchangeable Shares held by such holder.

2.4	Purchase Price

The purchase price payable by Callco for each Exchangeable Share to be purchased by Callco under the Exchange Right shall be an amount per share equal to the Exchangeable Preferred Share Consideration.

2.5	Exercise Instructions

Subject to the terms and conditions herein set forth, a Non-Affiliated Holder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such holder on the books of Amalco.  To exercise the Exchange Right, the Non-Affiliated Holder shall deliver to Amalco, in person or by certified or registered mail, at its registered office, or at such other places in Canada as Amalco may from time to time designate by written notice to the Non-Affiliated Holders, the certificates representing the Exchangeable Shares which the holder desires Callco to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the articles and by-laws of Amalco and such additional documents and instruments as Amalco may reasonably require together with: (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the holder thereby exercises the Exchange Right so as to require Callco to purchase from the holder the number of Exchangeable Shares specified therein, (ii) that such holder has good title to and owns all such Exchangeable Shares to be acquired by Callco free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing Paid US Common Stock and Paid US Preferred Stock issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered; and (b) payment (or evidence satisfactory to Amalco, Callco and Paid of payment) of the Taxes (if any) payable as contemplated by Section 2.8 of this Agreement. If only a portion of the Exchangeable Shares represented by any certificate or certificates delivered to Amalco are to be purchased by Callco under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Amalco. In the event of any failure or refusal of Callco to do so, for any reason, the holder may exercise such rights by delivering a notice of exercise to like affect to Paid.

2.6	Delivery of Paid Common Stock and Paid Preferred Stock; Effect of Exercise

Promptly after receipt by Amalco of the certificates representing the Exchangeable Shares that a holder desires Callco to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of Taxes, if any, payable as contemplated by Section 2.8 or evidence thereof), duly endorsed for transfer to Callco, or as it may direct prior to closing, Amalco shall notify Callco and Paid of its receipt of the same, and Callco shall promptly thereafter deliver or cause to be delivered to the holder of such Exchangeable Shares (or to such other persons, if any, properly designated by such holder), the Exchangeable Preferred Share Consideration deliverable in connection with such exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the holder requesting the same shall have paid (or provided evidence satisfactory to Amalco and Callco of the payment of) the Taxes (if any) payable as contemplated by Section 2.8 of this Agreement. Immediately upon the giving of notice by Amalco of the exercise of the Exchange Right, as provided in this Section 2.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the holder of such Exchangeable Shares shall be deemed to have transferred to Callco all of its right, title and interest in and to such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the Exchangeable Preferred Share Consideration therefor, unless such Exchangeable Preferred Share Consideration is not delivered by Callco (or Paid, as the case may be) to such holder (or to such other person, if any, properly designated by such holder), within five Business Days of the date of the giving of such notice to Amalco, in which case the rights of the holder shall remain unaffected until such Exchangeable Preferred Share Consideration is so delivered and any such cheque or other property comprising a portion of the Exchangeable Preferred Share Consideration is paid. Concurrently with the closing of the transaction of purchase and sale contemplated by the Exchange Right, such holder shall be considered and deemed for all purposes to be the holder of the Paid US Common Stock and Paid US Preferred Stock delivered to it pursuant to the Exchange Right.

2.7	Exercise of Exchange Right Subsequent to Retraction

In the event that a Non-Affiliated Holder has delivered a Retraction Request pursuant to Article B7 of the Share Provisions, and provided that Callco has not exercised its Call Right with respect to the Retracted Shares and that the holder shall not have revoked the Retraction Request delivered by the holder to Amalco pursuant to Section B7.4(e) of the Share Provisions, the Retraction Request will constitute and will be deemed to constitute notice from the holder of the exercise of the Exchange Right with respect to those Retracted Shares.

2.8	Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to Callco (or Paid, as the case may be) pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing Paid US Common Stock and Paid US Preferred Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the holder who is the holder of the Exchangeable Shares so sold or in such names as such holder may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold, provided, however, that such holder: (a) shall pay (and neither Paid nor Callco nor Amalco shall be required to pay) any documentary, stamp, transfer or other similar Taxes such holder may be legally required to pay in respect of any transfer involved in the issuance or delivery of such shares to a person other than such holder; or (b) shall have established to the satisfaction of Paid, Callco and Amalco that such Taxes, if any, have been paid.

2.9	Notices to Non-Affiliated Holders

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Amalco and Callco shall give written notice thereof to each Non-Affiliated Holder, which notice shall contain a brief statement of the right of the holders with respect to the Exchange Right.

2.10	Call Rights

The Liquidation Call Right, the Redemption Call Right, the Call Right and the Change of Law Call Right are hereby agreed to, acknowledged, consented to and confirmed.

2.11	Automatic Exchange Right

(1)	Paid or Callco, as the case may be, shall give each Non-Affiliated Holder written notice of each of the following events (each a “Paid Liquidation Event”) at the time set forth below:

(a)
in the event of any determination by the board of directors of Paid or Callco to institute voluntary liquidation, dissolution or winding up proceedings with respect to Paid or Callco or to effect any other distribution of assets of Paid or Callco among its stockholders for the purpose of winding up its affairs, at least 10 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution; and

(b)
promptly following the earlier of (i) receipt by Paid or Callco of notice of, and (ii) Paid or Callco otherwise becoming aware of any instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding up of Paid or Callco or to effect any other distribution of assets of Paid or Callco among its stockholders for the purpose of winding up its affairs in each case where Paid or Callco has failed to contest in good faith any such proceeding commenced in respect of Paid within 30 days of becoming aware thereof.

(2)
The notice contemplated by Section 2.11(1)(a) or 2.11(1)(b) shall include a brief description of the automatic exchange of Exchangeable Shares for the Exchangeable Preferred Share Consideration provided for in Section 2.11(3) below (the “Automatic Exchange Right”).

(3)
In order that the Non-Affiliated Holders will be able to participate on a pro rata basis with the holders of Paid US Common Stock and Paid US Preferred Stock in the distribution of assets of Paid or Callco in connection with a Paid Liquidation Event, immediately prior to the effective date (the “Paid Liquidation Event Effective Date”) of a Paid Liquidation Event all of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Paid or its Subsidiaries) shall be automatically exchanged for the Exchangeable Preferred Share Consideration. To effect such automatic exchange, Paid or Callco shall, or shall cause a Permitted Affiliate to, subject to applicable law, purchase each Exchangeable Share outstanding on the last Business Day immediately prior to the Paid Liquidation Event Effective Date and held by a Non-Affiliated Holder, and each such holder shall sell free and clear of any liens, claims or encumbrances the Exchangeable Shares held by it at such time, for a purchase price per share equal to the Exchangeable Preferred Share Consideration.

(4)
On the Business Day immediately prior to the Paid Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for the Exchangeable Preferred Share Consideration shall be deemed to have occurred, and each Non-Affiliated Holder shall be deemed to have transferred to Paid or Callco all of such holder’s right, title and interest in and to such Exchangeable Shares free and clear of any liens, claims or encumbrances and shall cease to be a holder of such Exchangeable Shares and Paid or Callco shall deliver or cause to be delivered to such holders the Exchangeable Preferred Share Consideration deliverable upon the automatic exchange of the Exchangeable Shares.  Concurrently with each such Non-Affiliated Holder ceasing to be a holder of Exchangeable Shares, such holder shall be considered and deemed for all purposes to be the holder of Paid US Common Stock and Paid US Preferred Stock delivered to it pursuant to the automatic exchange of such holder’s Exchangeable Shares for the Exchangeable Preferred Share Consideration and the certificates held by such holder previously representing the Exchangeable Shares exchanged by such holder with Paid or Callco pursuant to such automatic exchange shall thereafter be deemed to represent the Paid US Common Stock and Paid US Preferred Stock delivered to such holder by Paid or Callco pursuant to such automatic exchange. Upon the request of any holder and the surrender by such holder of Exchangeable Share certificates deemed to represent Paid US Common Stock and Paid US Preferred Stock, duly endorsed in blank and accompanied by such instruments of transfer as Paid or Callco may reasonably require, there shall be delivered to such holder certificates representing the Paid US Common Stock and Paid US Preferred Stock of which such holder is the holder and the remainder of the Exchangeable Preferred Share Consideration, if any.

2.12	Paid Common Stock

Notwithstanding anything herein to the contrary, the obligations of Paid to issue Paid US Common Stock and Paid US Preferred Stock, and Callco to deliver or cause to be delivered Paid US Common Stock and Paid US Preferred Stock, pursuant to the Automatic Exchange Right or the Exchange Right, are subject to all applicable laws.

2.13	Withholding Rights

Paid, Callco and Amalco shall be entitled to deduct and withhold from any consideration otherwise payable to any Non-Affiliated Holder of the Exchangeable Preferred Share Consideration such amounts (without duplication) as Paid, Callco or Amalco, as the case may be, is legally required to deduct and withhold with respect to such payment under the Tax Act or the U.S. Tax Code or any provision of federal, provincial, state, territorial, local or foreign Tax Law, in each case as amended or succeeded. In particular, any dividend paid on the Exchangeable Shares to Canadian resident holders may be subject to United States withholding tax as if such dividend had been paid on the Paid US Common Stock. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Taxing Authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Paid, Callco and Amalco are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Paid, Callco or Amalco, as the case may be, to enable it to comply with such deduction or withholding requirement and Paid, Callco or Amalco shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

2.14	No Fractional Entitlements

Notwithstanding anything contained in this Agreement, including, without limitation, Article 2, no Non-Affiliated Holder shall be entitled to, and Paid will not deliver, fractions of Paid US Common Stock or Paid US Preferred Stock.  Where the application of the provisions of this Agreement, including, without limitation, Article 2, would otherwise result in a Non-Affiliated Holder receiving a fraction of a Paid US Common Stock or Paid US Preferred Stock, the holder shall be entitled to receive the nearest whole number of Paid US Common Stock or Paid US Preferred Stock after rounding down the fractional share.

ARTICLE 3

PAID’S SUCCESSORS

3.1	Certain Requirements in Respect of Combination, etc.

Neither Paid nor Callco shall enter into any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any Other Corporation (as defined below) or, in the case of a take-over, merger, arrangement, amalgamation or other business combination, of the continuing corporation resulting therefrom, but may do so if:

(a)
such Other Corporation or continuing corporation (the “Paid Successor”) by operation of Law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Paid Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Paid Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Paid or Callco, as the case may be, under this Agreement; and

(b)
such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Non-Affiliated Holders hereunder.

3.2	Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the amendment provided for in Section 3.1 and thereupon the Paid Successor and such Other Corporation that may then be the issuer of the Paid US Common Stock and Paid US Preferred Stock shall possess and from time to time may exercise each and every right and power of Paid under this Agreement in the name of Paid or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Paid or Callco, as the case may be, or any officers of Paid or Callco may be done and performed with like force and effect by the directors or officers of such Paid Successor.

3.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any direct or indirect wholly-owned Subsidiary of Paid with or into Paid or the winding-up, liquidation or dissolution of any direct or indirect wholly-owned Subsidiary of Paid, provided that all of the assets of such Subsidiary are transferred to Paid or another direct or indirect wholly-owned Subsidiary of Paid, and any such transactions are expressly permitted by this Article 3.

3.4	Successor Transaction

Notwithstanding the foregoing provisions of Article 3, in the event of a Paid Liquidity Transaction:

(a)
in which Paid merges or amalgamates with, or in which all or substantially all of the then outstanding Paid US Common Stock and Paid US Preferred Stock are acquired by, one or more other corporations to which Paid, immediately before such merger, amalgamation or acquisition, is “related” within the meaning of the Tax Act (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)
in which all or substantially all of the then outstanding Paid US Common Stock and Paid US Preferred Stock are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Paid Liquidity Transaction, owns or controls, directly or indirectly, Paid, then:

(d)
all references herein to “Paid” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Paid Common Stock” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Share Provisions or exchange of such shares pursuant to this Agreement immediately subsequent to the Paid Liquidity Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Share Provisions or exchange of such shares pursuant to this Agreement had occurred immediately prior to the Paid Liquidity Transaction and the Paid Liquidity Transaction was completed, but subject to subsequent adjustments to reflect any subsequent changes in the capital of the Other Corporation, including without limitation, any sub-division, consolidation or reduction of share capital) without any need to amend the terms and conditions of this Agreement and without any further action required.

ARTICLE 4

AMENDMENTS

4.1	Amendments, Modifications, etc.

Subject to Section 4.2 hereof, this Agreement may not be amended or modified except by an agreement in writing executed by Paid, Callco and Amalco and approved by the holders of Exchangeable Shares in accordance with Section B12.2 of the Share Provisions.

4.2	Ministerial Amendments

Notwithstanding the provisions of Section 4.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the holders of Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)
adding to the covenants of any or all of the parties hereto for the protection of the Non-Affiliated Holders hereunder provided that the board of directors of each of Amalco, Paid and Callco shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Non-Affiliated Holders as a whole;

(b)	evidencing the succession of a Paid Successor and the covenants and obligations assumed by each such Paid Successor in accordance with the provisions of Article 3;

(c)
making such amendments or modifications not inconsistent with this Agreement, as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of Paid, Callco and Amalco, having in mind the best interests of the holders of Exchangeable Shares, it may be expedient to make, provided that such boards of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the rights or interests of the Non-Affiliated Holders as a whole; or

(d)
making such changes or corrections which, on the advice of counsel to Paid, Callco or Amalco, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the board of directors of each of Paid, Callco and Amalco shall be of the opinion that such changes or corrections will not be prejudicial to the rights or interests of the Non-Affiliated Holders as a whole.

4.3	Meeting To Consider Amendments

Amalco, at the request of Paid or Callco, as the case may be, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of Amalco, the Share Provisions and all applicable Laws.

4.4	Changes in Capital of Paid and Amalco

At all times after the occurrence of any event contemplated pursuant to Section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either Paid US Common Stock, Paid US Preferred Stock or the Exchangeable Shares or any of the three are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which the Paid US Common Stock, Paid US Preferred Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

4.5	Execution of Supplemental Agreements

Notwithstanding Section 4.1, from time to time Amalco (when authorized by a resolution of its board of directors) and Paid (when authorized by a resolution of its board of directors) may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof for any one or more of the following purposes:

(a)	evidencing the succession of a Paid Successor and the covenants of and obligations assumed by each such Paid’s Successor in accordance with the provisions of Article 3;

(b)
making any additions to, deletions from or alterations of the provisions of this Agreement or the Exchange Right or the Automatic Exchange Right which will not be prejudicial to the interests of the Non-Affiliated Holders or are necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Paid, Callco, Amalco or this Agreement; and

(c)
for any other purposes not inconsistent with the provisions of this Agreement, including to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that the rights of the Non-Affiliated Holders will not be prejudiced thereby.

ARTICLE 5

TERMINATION

5.1	Term

This Agreement shall survive and continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Non-Affiliated Holder; or

(b)
each of Paid, Callco and Amalco elects in writing to terminate the Agreement and such termination is approved by the holders of Exchangeable Shares in accordance with Section B12.2 of the Share Provisions.

ARTICLE 6

GENERAL

6.1	Severability

If any term or provision of this Agreement is held invalid, unenforceable or contrary to Law, such term or provision shall be deemed to be severable from the other terms and provisions hereof, but only to the extent necessary to bring this Agreement within the requirements of Law, and the remainder of this Agreement shall be given effect as if the parties had not included the severed term herein; provided, however, that if the party that would be adversely affected by such severance demonstrates that a material inducement to its entering into this Agreement would be materially impaired, such party shall be entitled to seek an adjudication that this Agreement should be terminated on that ground.

6.2	Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns and, subject to the terms hereof, to the benefit of the Non-Affiliated Holders.

6.3	Assignment

No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of Law or otherwise).

6.4	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by registered mail or facsimile transmission (provided such transmission is recorded as being transmitted successfully) or other electronic means of communication addressed to the recipient as follows:

To Paid:

Paid Inc.
200 Fribey Parkway
Suite 4004
Westborough, MA
01581
Attention: Austin Lewis, IV
E-mail:                       alewis@paid.com

With a copy (which shall not constitute notice) to:

Mirick, O’Connell, DeMallie & Lougee, LLP
100 Front Street
Worcester, MA
01608-1477
Attention: Michael Refolo
E-mail:                       mrefolo@mirickoconnell.com

To Amalco and to Callco:

ShipTime Canada Inc./2534841 Ontario Inc.
3350 Fairview Street, Suite 3-232
Burlington, Ontario
L7N 3L5
Attention: Allan Pratt
Email: apratt@EmergeIT.com

With a copy (which shall not constitute notice) to:

Aluvion Professional Corporation
365 Bay Street, Suite 800
Toronto, Ontario
M5H 2V1
Attention: Eric Apps
Email:           eric@aluvionlaw.com

or to such other address, individual or electronic communication number as may be designated by notice given by any Party to the others in accordance herewith. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the Party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

6.5	Notice to Non-Affiliated Holders

Any notice, request or other communication to be given to a Non-Affiliated Holder shall be in writing and shall be valid and effective if given by mail (postage pre-paid or by delivery) to the address of the holder recorded in the securities register of Amalco or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares, or any defect in such notice, shall not invalidate or otherwise alter or affect any action or proceeding to be taken pursuant thereto.

6.6	Risk of Payments By Post

Whenever payments are to be made or certificates or documents are to be sent to any holder of Exchangeable Shares by Amalco, Paid or Callco, or by such holder of Exchangeable Shares to Amaloc, Paid or Callco, the making of such payment or sending of such certificate or document sent through the post shall be at the risk of Amalco, in the case of payments made or documents by Amalco, Paid or Callco and the holder of Exchangeable Shares, in the case of payments made or documents by such holder.

6.7	Counterparts

The parties hereto agree that this Agreement may be signed in counterparts at different times and in different places without the parties hereto being in each other’s presence, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument. A copy of this Agreement executed by any party and transmitted by facsimile or other means of electronic communication shall be binding upon the parties in the same manner as an original executed and delivered in person.

6.8	Jurisdiction

This Agreement shall be construed and enforced in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein.

6.9	Third Party Beneficiaries and Attornment

Except for the holders of the Exchangeable Shares, there are no third party beneficiaries under this Agreement and no person other than the parties hereto and the holders of the Exchangeable Shares may claim any entitlement hereunder, or exercise any right hereunder, or perform any obligation hereunder, or make any claim in respect of this Agreement, without the prior written consent of the parties hereto.  The holders of Exchangeable Shares, on whose behalf Amalco acts as agent and bare trustee, shall be deemed to have acknowledged and consented to all of the terms and provisions of this Agreement as of the time of the issuance of the Exchangeable Shares registered in their name and the parties hereto shall be entitled, at their option, to require any such person to execute and deliver a counterpart copy of this Agreement at the time of delivery of the share certificate(s) evidencing such Exchangeable Shares ratifying and confirming the provisions of this Agreement and agreeing to be bound by them.

6.10	Jurisdiction and Conflict of Laws

Each of Paid, Callco and Amalco agrees that any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and Paid hereby appoints Amalco at its registered office in the Province of Ontario as attorney for service of process.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PAID INC.
Per:
Name: Austin Lewis, IV Title: President and CEO

2534841 ONTARIO INC.
Per:
Name: Allan Pratt Title: President

SHIPTIME CANADA INC.
Per:
Name: Allan Pratt Title: CEO